                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 TIFFANY & CO.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 TIFFANY & CO.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/x/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                             April 8, 1996




TIFFANY & CO.
727 Fifth Avenue
New York, N.Y. 10022

- --------------------------------------------------------------------------------

William R. Chaney
Chairman

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tiffany & Co. on Thursday, May 16, 1996 at 10:00 a.m. in the Versailles Room of the St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York.

As a Tiffany stockholder, we hope that you can attend this meeting. Your participation in the affairs of the Company is important, regardless of the number of shares that you hold. Therefore, whether or not you are personally able to attend, please vote your shares by completing and returning the enclosed proxy card as soon as possible.

Enclosed is the Company's 1995 Annual Report and Proxy Material. I hope you find it informative reading.

Thank you for your interest in Tiffany & Co.


                                             Sincerely,

                                             /s/ William R. Chaney

                                             William R. Chaney

TIFFANY & CO.
727 Fifth Avenue
New York, New York  10022

- --------------------------------------------------------------------------------

PROXY STATEMENT                                           April 8, 1996

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tiffany & Co., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, May 16, 1996.

The securities entitled to vote at the meeting consist of the Company's Common Stock, $.01 par value. Each stockholder of record at the close of business on March 25, 1996 is entitled to vote at the Annual Meeting or any adjournment thereof, each share being entitled to one vote. The number of shares outstanding at the close of business on March 25, 1996 was 16,157,179. A majority of such shares present at the Annual Meeting by person or by proxy will constitute a quorum at the Annual Meeting. A quorum is required for any vote taken at the Annual Meeting to be valid. Abstentions and broker "non-votes" are counted as shares present for determination of a quorum.

Any stockholder of record giving a proxy has the power to revoke the proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. Any stockholder of record may attend the Annual Meeting and vote in person whether or not a proxy was previously submitted, and those stockholders of record who plan to attend and vote in person at the Annual Meeting are nonetheless urged to submit a proxy.

Unless revoked, or unless contrary instructions are indicated on the proxy, all proxies will be voted at the Annual Meeting as follows: FOR the election of the nominees for director named herein, FOR approval of the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company's fiscal 1996 financial statements, FOR amendment of the Company's 1986 Stock Option Plan, and FOR amendment of the Company's Restated Certificate of Incorporation.

A form of proxy is enclosed. Three officers of the Company have been designated as the proxies to vote shares at the Annual Meeting in accordance with the instructions on the proxy card. The Board of Directors of the Company and its management know of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting of Stockholders, but if other matters are properly presented, or if matters arise incident to the conduct of the Annual Meeting, it is the intention of the persons designated as proxies to vote on such matters in accordance with their judgment.

Abstaining stockholders are counted as present or represented in tabulations of votes cast on proposals, whereas broker "non-votes" are not counted as present or represented for purposes of determining whether a proposal has been approved.

The affirmative vote of a majority of the issued and outstanding shares of the Company's Common Stock is required to approve the amendment to the Company's Certificate of Incorporation. Accordingly, for such proposal, abstentions and broker "non-votes" will have the same legal effect as a vote AGAINST such proposal.

With respect to the amendment to the Company's 1986 Stock Option Plan, the affirmative vote of a majority of the shares present, or represented, and entitled to vote at the Annual Meeting is required to approve such amendment. Consequently, for such proposal, abstentions will have the same legal effect as a vote AGAINST such proposal, while broker "non-votes" will be disregarded.

A plurality of the votes cast is sufficient to decide all other questions presented in this Proxy Statement. Accordingly, for such other proposals, abstentions and broker "non-votes" will not affect the outcome of the votes once a quorum has been achieved.

This proxy statement and the accompanying proxy are first being sent to stockholders on or about April 8, 1996.

The Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies for a fee estimated not to exceed $5,500, plus out-of-pocket expenses. Solicitation of proxies may be made by the regular employees of Tiffany and Company on behalf of the Board of Directors through the mail, in person and by facsimile and telephone. These employees will not be additionally compensated. The cost thereof will be borne by the Company. The Company will also reimburse brokerage houses and others for forwarding proxy materials to beneficial owners.


ITEM I - ELECTION OF NINE DIRECTORS

The Company is a Delaware corporation whose principal subsidiary is Tiffany and Company, a New York corporation ("Tiffany"). The Company's By-laws provide for a Board of Directors composed of nine directors, each of whom shall be elected at an annual meeting of stockholders to hold office until his or her successor shall be elected and qualified, or until his or her earlier resignation or removal. Directors are required by the By-laws to retire at age 72 unless the Board of Directors waives the provision for mandatory retirement with respect to an individual director whose continued service is deemed uniquely important to the Company. The By-laws allow the Board of Directors to fill vacancies and newly created directorships. The Company's Restated Certificate of Incorporation provides that the Board of Directors may alter and amend the By-laws. Accordingly, the Board of Directors may amend the By-laws to provide for a greater or lesser number of directors.

At the 1996 Annual Meeting of Stockholders, nine directors will be elected to serve until the 1997 Annual Meeting. Such directors will serve until their successors are elected and qualified or until their respective earlier resignation or removal. All nominees are now members of the Board of Directors.

It is not anticipated that any of these nominees will be unable to serve as a director, but if that should occur before the Annual Meeting, the persons named in the form of proxy shall vote the shares represented by such proxies for such other nominee or nominees as the Board of Directors may nominate in place of such nominee(s) who is(are) unable to serve, and/or vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with the Company's Restated Certificate of Incorporation and By-laws.

Information concerning the nominees is set forth below:

- ---------------------------------------------

WILLIAM R. CHANEY                        Mr. Chaney, 63, is Chairman of the
                                         Board of Directors and Chief Executive
                                         Officer of the Company. Mr. Chaney
                                         joined Tiffany in January 1980 as a
                                         member of its Board of Directors and
                                         was named Chairman and Chief Executive
                                         Officer of the Company in August 1984.
                                         Prior to this, he served as an
                                         executive officer of Avon Products,
                                         Inc. Mr. Chaney also serves on the
                                         Board of Directors of The Bank of New
                                         York.

- ---------------------------------------------

JANE DUDLEY

                                         Mrs. Dudley, 71, is a volunteer
                                         fund-raiser for charitable
                                         organizations throughout the United
                                         States and is the wife of the former
                                         U.S. Ambassador to Denmark, Guilford
                                         Dudley, Jr. Mrs. Dudley became a
                                         director of the Company in December
                                         1987 and serves on the Audit and
                                         Nominating Committees, as well as on
                                         the Compensation Committee and its
                                         Stock Option Subcommittee.

- ---------------------------------------------

SAMUEL L. HAYES III                      Prof. Hayes, 61, has been the Jacob H.
                                         Schiff Professor of Investment Banking
                                         at the Harvard Business School since
                                         1975. He was elected a director of the
                                         Company in 1984 and serves as Chairman
                                         of the Compensation Committee and its
                                         Stock Option Subcommittee. He also
                                         serves on the Audit and Nominating
                                         Committees. Additionally, he serves on
                                         the boards of the Eaton Vance Group of
                                         Funds and Ernst Home Centers, Inc.

- ---------------------------------------------

MICHAEL J. KOWALSKI                      Mr. Kowalski, 44, is President of the
                                         Company, responsible for merchandising,
                                         marketing, advertising, public
                                         relations and product design, as well
                                         as special projects of a strategic
                                         nature. Prior to his appointment as
                                         such in January 1996, he was an
                                         Executive Vice President of the
                                         Company, having been appointed to such
                                         position in March 1992. Prior to that,
                                         he held a variety of merchandising
                                         management positions since joining
                                         Tiffany in 1983. He became a director
                                         of the Company in January 1995 when he
                                         was selected by the Board of Directors
                                         to fill a newly created directorship.

- ---------------------------------------------

CHARLES K. MARQUIS                       Mr. Marquis, 53, has been a partner in
                                         the law firm of Gibson, Dunn & Crutcher
                                         since 1974. He was elected a director
                                         of the Company in 1984 and serves on
                                         the Compensation and Audit Committees.

- ---------------------------------------------

JAMES E. QUINN                           Mr. Quinn, 44, is Executive Vice
                                         President of the Company, responsible
                                         for retail, wholesale and corporate
                                         sales in North and South America as
                                         well as the Company's operations. Prior
                                         to his appointment as such in March
                                         1992, he held a variety of retail and
                                         corporate sales management positions
                                         since joining Tiffany in 1986. He
                                         became a director of the Company in
                                         January 1995 when he was selected by
                                         the Board of Directors to fill a newly
                                         created directorship.

- ---------------------------------------------

YOSHIAKI SAKAKURA                        Mr. Sakakura, 74, is Chairman and Chief
                                         Executive Officer of Mitsukoshi
                                         Limited. He previously served as
                                         President and Chief Executive Officer
                                         of Mitsukoshi Limited from 1986 to
                                         1995. He became a director of the
                                         Company in November 1989 and serves on
                                         the Compensation and Audit Committees.

- ---------------------------------------------

WILLIAM A. SHUTZER                       Mr. Shutzer, 49, is an Executive Vice
                                         President of Furman Selz L.L.C. and is
                                         a member of its Board of Directors. He
                                         previously served as a Managing
                                         Director of Lehman Brothers and its
                                         predecessors from 1978 to 1994. He was
                                         elected a director of the Company in
                                         1984 and serves as Chairman of the
                                         Audit Committee and as a member of the
                                         Nominating Committee and of the
                                         Compensation Committee and its Stock
                                         Option Subcommittee.

- ---------------------------------------------

GERALDINE STUTZ                          Ms. Stutz, 67, has been the principal
                                         partner of Panache Productions since
                                         1993. She was previously the Publisher
                                         of Panache Press at Random House Inc.
                                         and the President of Henri Bendel, the
                                         New York specialty store. She became a
                                         director of the Company in July 1987.
                                         She chairs the Nominating Committee and
                                         serves on the Compensation Committee
                                         and its Stock Option Subcommittee. Ms.
                                         Stutz is also a member of the Board of
                                         Directors of Jones New York and a
                                         member of the Board of Directors of
                                         Hanover Direct.

- ---------------------

The Company has an Audit Committee, a Compensation Committee and a Nominating Committee.

Under its charter, the Audit Committee's responsibilities include reviewing the adequacy of the Company's system of internal financial controls, recommending to the Board of Directors the appointment of independent accountants and evaluating their proposed audit scope, performance and fee arrangement, conducting a post-audit review of the Company's financial statements and audit findings in advance of publication, and reviewing in advance proposed changes in the Company's accounting methods.

The functions performed by the Compensation Committee include the approval of remuneration arrangements for executive officers and approval of compensation plans in which officers and employees are eligible to participate. See "Compensation Committee Report on Executive Compensation" below. A subcommittee of the Compensation Committee (the "Stock Option Subcommittee") determines the grant of options and other matters under the Company's 1986 Stock Option Plan.

The role of the Nominating Committee is to recommend to the Board of Directors policies on the composition of the Board of Directors, criteria for the selection of nominees for election to the Board of Directors, nominees to fill vacancies on the Board of Directors and nominees for election to the Board of Directors. The Nominating Committee will consider stockholders' recommendations for directors sent to the Nominating Committee, c/o Mr. Patrick B. Dorsey, Secretary, Tiffany & Co., 727 Fifth Avenue, New York, New York 10022.

During fiscal 1995, there were eight meetings of the Board of Directors, one meeting of the Compensation Committee, six meetings of the Stock Option Subcommittee, two meetings of the Audit Committee and one meeting of the Nominating Committee. All incumbent directors, except Mr. Sakakura and Professor Hayes, attended at least 75% of the total number of meetings held during the fiscal year of the Board and of the committees on which they respectively serve.


SECURITY OWNERSHIP

The following persons were known to the Company to be beneficial owners as of March 25, 1996 of more than five percent of the Company's Common Stock. The table is based on reports filed by such persons with the Securities and Exchange Commission and on other information available to the Company.

Name and Address                                       Amount and          Percent
      of                                          Nature of Beneficial       of
Beneficial Owner                                        Ownership           Class
- ----------------                                        ---------           -----
Mitsukoshi Limited                                     2,135,000   (1)      13.2
      4-1 Nihombashi Muromachi
      Tokyo, Japan

Capital Growth Management Limited Partnership          1,118,700   (2)       6.9
      One International Place
      Boston, Massachusetts  02110

- ---------------------

(1) The beneficial owner has sole voting power and sole dispositive power with respect to all of the shares.

(2) The beneficial owner has sole power to vote or to direct the vote of 454,400 shares and shared power to dispose or direct the disposition of 1,118,700 shares.

Information, as supplied to the Company by executive officers and directors, with respect to the beneficial ownership of the Company's Common Stock by each director, the Chief Executive Officer (the "CEO"), the four most highly compensated executive officers other than the CEO and all executive officers and directors as a group as of March 25, 1996 is set forth in tabular form below. Unless otherwise noted in the footnotes following the table, each individual had sole voting and investment power over the shares of Common Stock shown as beneficially owned.

                                                 Amount and            Percent
                                            Nature of Beneficial         of
Name                                              Ownership            Class (1)
- ----                                              ---------            ---------
DIRECTORS:
William R. Chaney (CEO)                          319,000(2)               2.0
Jane Dudley                                       15,192(3)(4)             *
Samuel L. Hayes III                               38,302(3)(5)             *
Michael J. Kowalski (Executive Officer)           64,000(6)                *
Charles K. Marquis                                20,992(3)                *
James E. Quinn (Executive Officer)                29,015(7)                *
Yoshiaki Sakakura                                  2,330(8)                *
William A. Shutzer                                29,992(3)(9)             *
Geraldine Stutz                                   20,992(3)                *

EXECUTIVE OFFICERS:
Jeanne B. Daniel                                   5,164(10)               *
John R. Loring                                    14,000(11)               *

ALL EXECUTIVE OFFICERS
AND DIRECTORS AS A GROUP:                        794,601(12)              4.9

- ---------------------

(1) An asterisk (*) is used to indicate less than 1% of the class outstanding.

(2) Includes 121,250 shares issuable upon the exercise of stock options which are currently exercisable or which become exercisable within sixty days of March 25, 1996 (in either case, "Vested Stock Options") and 32,250 shares held by Mr. Chaney's wife.

(3) Includes 11,992 shares issuable upon the exercise of Vested Stock Options.

(4) Includes 1,600 shares held by Mrs. Dudley's husband.

(5) Includes 21,600 shares held in trust and 900 shares held as custodian for the benefit of the children of Prof. Hayes, as to which he disclaims beneficial ownership, and 450 shares held by his wife.

(6) Includes 51,000 shares issuable upon the exercise of Vested Stock Options.

(7) Includes 29,000 shares issuable upon the exercise of Vested Stock Options and 15 shares credited to Mr. Quinn's account under the Company's Employee Profit Sharing and Retirement Savings Plan ("ESOP/401(k) Plan").

(8) Represents shares issuable upon the exercise of Vested Stock Options. Does not include 2,135,000 shares held by Mitsukoshi Limited as to which Mr. Sakakura disclaims beneficial ownership.

(9) Includes 18,000 shares held by Mr. Shutzer's children.

(10) Includes 5,000 shares issuable upon the exercise of Vested Stock Options,
128.6949 shares held in a custodial IRA, and 35 shares credited to Mrs. Daniel's account under the ESOP/401(k) Plan.

(11) Includes 4,000 shares issuable upon the exercise of Vested Stock Options.

(12) Includes 418,415 shares issuable upon the exercise of Vested Stock Options and 120 shares held in the ESOP/401(k) Plan.




Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange by a specified date. Executive officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons that no SEC Forms 5 were required for those persons, the Company believes that, during the period February 1, 1995 to January 31, 1996, all filing requirements applicable to its executive officers and directors, and greater-than-ten-percent beneficial owners, were satisfied.


COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS

The following table sets forth information concerning cash and other compensation paid or accrued by the Company during fiscal years 1995, 1994 and 1993 to or for the CEO and each of the four (4) highest paid executive officers of the Company (other than the CEO):

                           SUMMARY COMPENSATION TABLE

                                                            Long Term
                                  Annual Compensation      Compensation
                                  -------------------      ------------
                                                       Number of Securities
Name and                                               Underlying Options/     All Other
Principal Position          Year   Salary    Bonus        SARs Granted        Compensation
- ------------------          ----   ------    -----        ------------        ------------
William R. Chaney           1995  $500,672  $460,000      25,000 shares      $149,693(1)(2)
  Chairman of the           1994  $467,692  $372,000      25,000 shares      $164,869(3)(2)
  Board and CEO             1993  $398,926  $208,000      20,000 shares      $105,611(4)

Michael J. Kowalski         1995  $282,125  $145,000      25,000 shares      $ 29,553(5)(2)
  President                 1994  $254,124  $100,000      10,000 shares      $ 28,161(6)(2)
                            1993  $199,463  $ 57,000      10,000 shares      $  1,643(7)

James E. Quinn              1995  $261,028  $135,000      15,000 shares      $ 27,356(8)(2)
  Executive Vice President  1994  $232,260  $ 92,000      10,000 shares      $ 29,708(9)(2)
                            1993  $179,517  $ 51,000      10,000 shares      $  1,471(10)

Jeanne B. Daniel            1995  $200,902  $ 69,000      10,000 shares      $  1,314(11)
  Senior Vice President     1994  $176,544  $ 53,000       6,000 shares      $  1,105(11)
    Merchandising           1993  $139,624  $ 30,000       5,000 shares      $    885(11)

John R. Loring              1995  $239,356  $ 96,000           0 shares      $  1,559(11)
  Senior Vice President     1994  $240,315  $ 75,000       2,000 shares      $  1,611(11)
    Design Director         1993  $229,383  $ 60,000       2,000 shares      $  1,536(11)

- ---------------------

(1) Represents $100,000 contributed to Mr. Chaney's deferred compensation account (see related discussion under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" below), $45,512 attributable to split-dollar life insurance premiums and $4,181 attributable to premiums for executive long-term disability insurance.

(2) Changes made in fiscal 1994 to split dollar agreements and the underlying insurance policies resulted in a change in the manner in which this item of compensation is required to be reported herein for fiscal years 1994 and 1995.

(3) Represents $100,000 contributed to Mr. Chaney's deferred compensation account, $59,045 attributable to split-dollar life insurance premiums and $5,824 attributable to premiums for executive long-term disability insurance.

(4) Represents $100,000 contributed to Mr. Chaney's deferred compensation account, $3,595 attributable to split-dollar life insurance premiums and $2,016 attributable to premiums for executive long-term disability insurance.

(5) Represents $27,627 attributable to split-dollar life insurance premiums and $1,926 attributable to premiums for executive long-term disability insurance.

(6) Represents $26,538 attributable to split-dollar life insurance premiums and $1,623 attributable to premiums for executive long-term disability insurance.

(7) Represents $355 attributable to split-dollar life insurance premiums and $1,288 attributable to premiums for executive long-term disability insurance.

(8) Represents $25,574 attributable to split-dollar life insurance premiums and $1,782 attributable to premiums for executive long-term disability insurance.

(9) Represents $28,219 attributable to split-dollar life insurance premiums and $1,489 attributable to premiums for executive long-term disability insurance.

(10) Represents $330 attributable to split-dollar life insurance premiums and $1,141 attributable to premiums for executive long-term disability insurance.

(11) Represents premiums for executive long-term disability insurance.




The following table sets forth information with respect to options to purchase the Company's Common Stock granted during fiscal year 1995 to the CEO and each of the four (4) highest paid executive officers of the Company (other than the CEO):



                        OPTION GRANTS IN FISCAL YEAR 1995

                                     Percent of
                                    Total Options
                                    Granted to all
                                     Employees in     Per
                                        Fiscal       Share
                        Options          Year       Exercise  Expiration     Grant Date
Name                  Granted (1)        1995        Price       Date     Present Value (2)
- ----                  -----------        ----        -----       ----     -----------------
William R. Chaney    25,000 shares       6.7         $55.00   1/18/2007       $302,750
Michael J. Kowalski  25,000 shares       6.7         $55.00   1/18/2007       $302,750
James E. Quinn       15,000 shares       4.0         $55.00   1/18/2007       $181,650
Jeanne B. Daniel     10,000 shares       2.7         $55.00   1/18/2007       $121,000
John R. Loring            0 shares

- ---------------------

(1) All options were granted under the Company's 1986 Stock Option Plan. See "ITEM III - PROPOSED AMENDMENT TO THE 1986 STOCK OPTION PLAN" below for a discussion of the material terms of such plan and options granted thereunder.

(2) The amounts stated are hypothetical values calculated under the Black-Scholes model, a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in estimating an option's present value, including the stock's volatility rate (18.5%), expected term (four years), interest rate (5.18%) and dividend yield (0.8%). No adjustments have been made for forfeitures or nontransferability. The actual value, if any, that the executive officer will realize from these options will depend solely on the increase of the stock price over the $55.00 per share exercise price when the options are exercised.

The following table sets forth information with respect to options to purchase the Company's Common Stock exercised during fiscal year 1995 by the CEO and each of the four (4) highest paid executive officers of the Company (other than the CEO) and the fiscal year end value of any unexercised options held by such officers:


                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                        AND FISCAL YEAR-END OPTION VALUES

                                                             Number of                       Value of
                                                        Unexercised Options            In-The-Money Options
                           Shares                       at Fiscal Year-End              at Fiscal Year-End
                          Acquired         Value
Name                     on Exercise      Realized   Exercisable/Unexercisable      Exercisable/Unexercisable
- ----                     -----------      --------   -------------------------      -------------------------
William R. Chaney               0         $     0        121,250  / 58,750           $2,503,465  / $808,047
Michael J. Kowalski             0         $     0         50,000  / 41,000           $1,423,844  / $362,031
James E. Quinn              3,750         $91,272         28,000  / 31,000           $  485,449  / $362,031
Jeanne B. Daniel            7,250         $97,219          8,750  / 19,000           $  135,959  / $204,625
John R. Loring                  0         $     0         14,000  /  4,000           $  243,011  / $ 92,344




PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The following table sets forth the estimated annual benefits payable on retirement to participants under Tiffany's Pension Plan and its supplemental executive retirement plan ("SERP").


                               PENSION PLAN TABLE

                               Annual Benefit for Years of Service
                               -----------------------------------
Ending
Remuneration
(Per Annum)       15             20             25             30             35
- -----------       --             --             --             --             --
$125,000       $ 23,046       $ 30,728       $ 40,814       $ 51,977       $ 53,775
$150,000       $ 28,069       $ 38,581       $ 51,977       $ 65,372       $ 65,495
$175,000       $ 31,884       $ 47,511       $ 63,139       $ 78,767       $ 78,767
$200,000       $ 38,581       $ 56,442       $ 74,302       $ 92,163       $ 92,163
$225,000       $ 45,279       $ 65,372       $ 85,465       $105,558       $105,558
$250,000       $ 51,977       $ 74,302       $ 96,628       $118,953       $118,953
$300,000       $ 65,372       $ 92,163       $118,953       $145,744       $145,744
$400,000       $ 92,163       $127,883       $163,604       $199,325       $199,325
$450,000       $105,558       $145,744       $185,930       $226,116       $226,116
$500,000       $118,953       $163,604       $208,255       $252,906       $252,906

The above table assumes (i) current retirement at age 65, (ii) that the current benefit formulas under both the Pension Plan and the SERP had always been in effect and applied throughout the period of employment, (iii) that salary had increased at a rate of 6% per annum throughout the period of employment and (iv) that social security benefits of $15,000 per annum, the maximum current benefit under Title II of the Federal Social Security Act, have been offset as provided in the SERP. In general, compensation reported in the Summary Compensation Table as "Salary" and "Bonus" is compensation for purposes of the Pension Plan and the SERP; amounts attributable to the exercise of stock options are not included. Benefits under both the Pension Plan and the SERP are based upon the average compensation of the five highest paid plan years (January 1 to December 31) during a participant's last 10 plan years of service ("Average Final Compensation"). Benefits provided by the Pension Plan are not subject to deduction for Social Security or any other offset. Benefits provided under the SERP are subject to offset for benefits payable under the Pension Plan and under Social Security.

Mr. Chaney is not eligible to participate in either the Pension Plan or the SERP. At January 31, 1996, the current years of creditable service for Mr. Kowalski, Mr. Quinn, Mr. Loring, and Mrs. Daniel were 16, 9, 16 and 9, respectively. As of the end of the last plan year (December 31, 1995), Average Final Compensation for each of the named executive officers participating in the Pension Plan and SERP were as follows: Mr. Kowalski - $272,079; Mr. Quinn - $242,805; Mr. Loring - $296,969; and Mrs. Daniel - $178,748.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

As indicated above, Mr. Chaney is not eligible to participate in either the Pension Plan or the SERP. In lieu thereof, Tiffany credits to an account in his favor $25,000 per calendar quarter, plus accrued interest at a prime rate, under the terms of a deferred compensation agreement entered into with Mr. Chaney in December 1989. This account is maintained on the books of Tiffany as a liability to Mr. Chaney in each year in which the agreement is in effect, beginning with the fourth quarter of 1989. In the event that Mr. Chaney should die while employed by Tiffany, a lump sum distribution of amounts credited to his account will be paid to his estate or, if named, his beneficiary. If his employment with Tiffany should terminate for any other reason, a monthly annuity will be paid to him during his lifetime calculated as the monthly payment necessary to amortize the balance of the account, as determined by application of an annual discount rate of 8% to the value of the account as of the date of such termination (the "Lump Sum Value") over his life expectancy as of such date; upon his death, any excess of the Lump Sum Value over the amount of annuity payments actually made will be paid to Mr. Chaney's estate or, if named, his beneficiary. The agreement is terminable by Tiffany in respect of future credits upon 90 days' written notice to Mr. Chaney.

In the event of a Change in Control of the Company, (i) all options granted under the 1986 Stock Option Plan become exercisable in full and (ii) benefits under the SERP become vested and payable at retirement age, but only if at the time of such Change in Control benefits are also vested under the Pension Plan. Ordinarily, benefits under the SERP become payable only if the participant retires from Tiffany and has at least 10 years of service at retirement.

In addition, under split-dollar life insurance agreements entered into by Tiffany with certain of the executive officers, including Messrs. Chaney, Kowalski and Quinn, Tiffany will lose the right, in the event of a Change in Control of the Company, to unilaterally terminate such agreements and will remain bound to pay premiums on policies insuring the lives of such officers in order that the cash value accruing under such policies, will be, at the time of the established maturity date of each agreement (generally age 65, but age 75 in the case of Mr. Chaney), sufficient to repay Tiffany for the premiums it has paid on behalf of the executive and so that the policy will continue, without payment of further premiums, with a reduced death benefit equivalent to twice the executive's average annual compensation from salary and bonuses for the last three consecutive calendar years prior to termination of employment.

A "Change in Control of the Company" as used above is deemed to have occurred if: (i) any person or group of persons acting in concert acquires thirty-five percent (35%) in voting power or amount of the equity securities of the Company (including the acquisition of any right, option, warrant or other right to obtain such voting power or amount, whether or not presently exercisable) unless such acquisition is authorized or approved by the Board of Directors of the Company; (ii) individuals who constituted the Board of Directors of the Company on January 21, 1988 (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board of Directors, provided that any individual becoming a director subsequent to January 21, 1988 whose election or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director) will be, for the purposes of this clause (ii), considered as though such individual were a member of the Incumbent Board; or (iii) any other circumstance with respect to a change in control of the Company occurs which the Committee deems to be a Change in Control of the Company. As used herein, the word "person" means an individual or an entity.


COMPENSATION OF DIRECTORS

Directors who are not employees of the Company or its subsidiaries are paid an annual retainer of $30,000 (payable in four quarterly installments or as otherwise provided in the 1988 Director Stock Option Plan, as described below), an incremental annual retainer of $2,500 for each chairperson of the Compensation, Audit and Nominating Committees, respectively (payable in cash in January of each year), a per-meeting-attended fee of $1,700 for meetings attended in person (except with respect to Committee or Subcommittee meetings which occur on the same day as a meeting of the full Board of Directors), and a fee of $500 for each telephonic meeting in which the director participates. Directors are also reimbursed for expenses incurred in attending Board and Committee meetings, including expenses for travel, food and lodging.

Non-employee directors may elect to receive all or 50% of their annual retainer in the form of stock options granted under the 1988 Director Option Plan (the "1988 Plan"). Options under the 1988 Plan are granted automatically on the tenth business day in January of each year to any eligible director who, subsequent to May 31st and on or prior to June 30th of the year prior to the year in which said grant date occurs, files with the Company an irrevocable election to receive a stock option in lieu of all or fifty percent (50%) of the retainer to be earned in the calendar year in which the grant date occurs (the "Plan Year"). The number of shares subject to an option granted to an eligible director is equal to the nearest number of whole shares equivalent to the director's Annual Retainer divided by one-half of the mean of the highest and lowest quoted selling price for the Company's Common Stock on the grant date as reported on the New York Stock Exchange Composite Tape. "Annual Retainer" is defined as the cash amount which the director could have elected to receive for serving as a director during the year of the grant, but does not include fees to be paid on a per-meeting-attended basis or fees, if any, to be paid for attendance at Board committee meetings or for any other services provided or to be provided to the Company. Options granted under the 1988 Plan may be exercised at a per-share exercise price equal to one-half of the fair market value of a share of the Company's Common Stock on the grant date. Fair market value is determined by reference to the mean of the highest and lowest quoted selling prices as reported on the Composite Tape.

Options granted under the 1988 Plan are non-transferable and may be exercised during the optionee's lifetime only by the optionee. Subject to limited exceptions as hereinafter described, no option may be exercised less than one year or more than 15 years from the grant date. Options become exercisable in full on the first anniversary of their grant date or, if earlier, upon the retirement of the optionee because of age or because of total and permanent disability, upon the death of an optionee or upon the resignation of a director following a change in control of the Company. Options lapse and become unexercisable in proportion to the portion of the Plan Year not served if the participating director ceases to be a director before the conclusion of the Plan Year except in the event of retirement, death or resignation described above.

Directors with five or more years of service who are not employees of the Company or its subsidiaries when they retire are also entitled to receive an annual retirement benefit equal to the annual retainer in effect during the year in which they retire. Subject to adjustment for partial years served, this benefit is payable quarterly and continues for a period of time equal to the director's length of service on the Board. As indicated above, Messrs. Chaney, Kowalski and Quinn, each of whom is also an executive officer of the Company, receive no separate compensation for their service as directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served as members of the Compensation Committee during the fiscal year ended January 31, 1996: Mrs. Dudley, Professor Hayes, Messrs. Marquis, Sakakura and Shutzer and Ms. Stutz. None of the members of the Compensation Committee was, at any time either during or before such fiscal year, an employee of the Company or any of its direct or indirect subsidiary companies.

Mr. Marquis, a director of the Company, is a partner in the law firm of Gibson, Dunn & Crutcher which has performed services for the Company and Tiffany.

Mr. Sakakura, a director of the Company, is Chairman and Chief Executive Officer of Mitsukoshi Limited ("Mitsukoshi"), a Japanese retailing group, which owns approximately 13% of the Company's Common Stock. In fiscal 1995, Mitsukoshi purchased approximately $17 million of merchandise from Tiffany, accounting for roughly 2% of the Company's worldwide net sales.

Pursuant to an arrangement established in fiscal 1993, Mitsukoshi provides the Company with retail space for TIFFANY & CO. boutiques in its stores and certain services and is paid approximately 27% of the Company's net sales in such boutiques as compensation. In fiscal 1995, such fees amounted to approximately $46.5 million.

Under a cooperative arrangement entered into in February 1996, an affiliate of the Company will establish a stand-alone TIFFANY & CO. store in premises subleased to Mitsukoshi. In exchange for services to be provided in connection with the operation of such store, Mitsukoshi will realize approximately 8.3% of net sales made therein.

Under separate agreements, Mitsukoshi operates four FARAONE boutiques in Mitsukoshi stores in Japan, a TIFFANY & CO. boutique in its department store in Taipei and TIFFANY & CO. boutiques in Honolulu and on the island of Guam. Tiffany sells merchandise to Mitsukoshi for resale in these boutiques on a wholesale basis.

Because the continued participation of Mr. Sakakura on the Board of Directors is deemed uniquely important to the Company, the Board of Directors has, in his respect, waived the provisions of the By-laws providing for retirement at the age of 72.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following is the Compensation Committee's report on executive compensation for fiscal year 1995.

        The Committee's overall compensation policy is to provide a reward structure that will (i) motivate the officers to assist the Company's achievement of its strategic and financial goals, (ii) retain and attract competent personnel and (iii) link the interests of management with those of the stockholders through stock-based compensation.

        (i) Cash Bonuses

        Under the Company's cash bonus program, target bonuses for each executive officer are established by the Committee each January in respect of the fiscal year that will begin on the first day of February. The Committee intends that an individual bonus equal to or in excess of the target be paid if the Company achieves its business plan and if the individual officer's personal and/or business unit performance meets or exceeds expectations. If the Company fails to achieve its business plan, or if the individual's personal and/or business unit performance fails to meet expectations, the bonus is reduced or eliminated.

        In establishing target bonuses, the Committee believes that the portion of an officer's compensation that is "at risk" (subject to adjustment for corporate and/or individual performance factors) should vary proportionally to the amount of responsibility the officer bears for the Company's success. In keeping with that philosophy, Mr. Chaney's target bonus for fiscal 1995 represented 80% of his base salary. Target bonuses for the other executive officers for fiscal year 1995 ranged from 30% to 45% of salary and averaged approximately 34% of salary. For fiscal year 1996, target bonuses for such executive officers were established to range from 30% to 50% of salary and to average approximately 35% of salary.

        The actual bonus paid to each executive officer for fiscal 1995 was determined by the Committee in January of 1996. At that time, the Committee compared the Company's projected fiscal 1995 performance to its business and strategic plans, and the performance of each executive officer (other than Mr. Chaney himself) was evaluated for the Committee by Mr. Chaney. Bonuses actually awarded to executive officers averaged 109% of the target amounts, but ranged, in individual cases, from 77% to 115% of target. The actual bonus paid to Mr. Chaney for fiscal year 1995 was $460,000, 115% of his targeted bonus. The Committee applied subjective as well as objective factors in determining Mr. Chaney's bonus compensation. The Committee believes Mr. Chaney's leadership skills and business acumen, both subjective factors, favorably affect all key aspects of the Company's business, including the development and refinement of the Company's long-term strategic goals and the development and motivation of management personnel. The Committee considered the following measures of the Company's financial performance for the purpose of determining Mr. Chaney's bonus, in each case in comparison to fiscal 1994 results and to the Company's financial plan for fiscal 1995 and based upon forecasted results: sales; earnings per share; gross profit margin; total operating expenses (inclusive and exclusive of currency translation adjustments), controllable expenses and expenses as a percent of sales; operating profit and operating margin; pre-tax profit and pre-tax margin; net income and net income margin; inventory levels and inventory turn; capital expenditures; total accounts receivable and accounts receivable turn; cash flow, net borrowings, debt leverage and debt leverage reduced by cash on hand; and total staffing levels. Bonuses to the other executive officers were determined by the Committee based on the same measures of corporate financial performance, the performance evaluation provided by Mr. Chaney, consideration of individual contributions and, where applicable, the results of any business unit for which the officer was responsible. Subjective factors also played a role in the determination of the bonus amount for each of the executive officers, including the subjective judgments of Mr. Chaney and the members of the Committee concerning the officer's leadership and development of creative business opportunities.

        (ii)  Salaries and Benefits

        The Committee believes that the base salaries and the health, life insurance and pension benefits which the Company provides to its executive officers, when coupled with the opportunity to earn bonuses and participate in the growth of the Company through stock options, are competitive with those generally offered by comparable retailers and direct marketing organizations, and enable the Company to retain and attract competent management personnel. In assessing the competitiveness of the compensation offered to the Company's executive officers, the Committee reviewed: available data concerning compensation provided by companies in the Peer Company Group included in the performance graph provided below; compensation data available from other publicly traded retail companies; survey data for companies of comparable size and, where available, in comparable businesses, published by compensation consultants; and an assessment of the Company's compensation practices conducted by a compensation consulting firm. Data from companies other than those included in the Peer Company Group were reviewed, including firms much larger than the Company, because the Committee believes that a competitive market for the services of retail executives exists, even among firms that are not peers of the Company or that operate in a different line of business. In general, the Annual Compensation of the Company's executive officers is believed to fall within the second or third quartile of the Peer Company Group, although below that of large national retailers. Executive salaries are reviewed by the Committee in January of each year and typically are adjusted on the basis of merit and relevant competitive factors.

        (iii)  Stock Options

        Options to purchase the Common Stock of the Company are typically granted to executive officers in January of each year, and may be exercised, when vested, to purchase Common Stock at its fair market value as of the date of the option grant. Options vest and become exercisable in four equal annual installments beginning with the first anniversary of the grant date; non-vested installments are forfeited if the option holder leaves the Company. Options expire 11 years from the grant date.

        Option grants are authorized by the Stock Option Subcommittee of the Committee (the "Subcommittee"). The Subcommittee believes that the greater the officer's position and level of responsibility within the Company, the greater the desirability for compensation that is linked to the long-term interests of the stockholders. For that reason, the size of option grants are generally tied to the individual's level of responsibility within the Company. For that same reason, the Subcommittee also reviews the extent of each executive officer's beneficial holdings of the Company's Common Stock, including prior option grants. In determining the size of each option grant the Subcommittee also considers, in certain cases, subjective factors, such as the individual's potential for further growth within the Company and his or her past performance. In 1996, the Subcommittee placed greater weight on subjective assessments of performance in awarding stock options than it has in prior years.

        (iv)  Limitation Under Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code, adopted as part of the Omnibus Budget Reconciliation Act of 1993, generally denies a federal income-tax deduction for all taxable years commencing on or after January 1, 1994 to a publicly-held corporation for compensation in excess of $1 million per year paid to a person who, as of the last day of such corporation's taxable year, was (i) such corporations's chief executive officer or (ii) among the four highest-compensated officers of such corporation for purposes of compensation disclosure under the rules governing solicitation of proxies under the Securities and Exchange Act of 1934 (a "covered executive"). This denial of deduction is subject to an exception for certain "performance-based compensation", including certain stock options, and subject to certain transition provisions. Under transition provisions contained in Section 162(m) and regulations adopted thereunder by the Internal Revenue Service, stock options issued by the Company to date will not be subject to the limitations of Section 162(m) if their exercise results in one of the covered executives receiving compensation in excess of $1 million in any one year. Certain amendments to the Company's 1986 Stock Option Plan effected in 1994 were intended to qualify under Section 162(m) future grants of stock options under such plan so that the Company's deductions for federal income-tax purposes will not be so limited in the future. Although the Company's deduction for federal income tax purposes for current compensation arrangements is not affected by the limitations of Section 162(m), the Board of Directors does not believe that it would be in the best interests of the Company to adopt a policy that would preclude compensation arrangements that might in the future be subject to such limitations.

                                           Jane Dudley
                                           Samuel L. Hayes III
                                           Charles K. Marquis
                                           Yoshiaki Sakakura
                                           William A. Shutzer
                                           Geraldine Stutz
                                           Members of the
                                           Compensation Committee

PERFORMANCE GRAPH

The following graph compares changes in the cumulative total shareholder return on the Company's Common Stock for the previous five fiscal years to returns on the Standard & Poor's 500 Stock Index and other similar publicly traded companies for the same period. Cumulative shareholder return is defined as changes in the closing price of the Company's Common Stock on the New York Stock Exchange, plus the reinvestment of any dividends paid on such stock.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
            TIFFANY & CO., S&P 500 INDEX AND PEER COMPANY GROUP INDEX

                                    [GRAPH]


Name                      1990        1991        1992        1993        1994        1995
- ----                      ----        ----        ----        ----        ----        ----
TIFFANY & CO.           $100.00     $109.23     $ 83.66     $ 76.29     $ 76.58     $146.67
Standard & Poors        $100.00     $122.70     $135.89     $153.75     $154.64     $214.36
Peer Group              $100.00     $110.48     $117.08     $126.03     $113.92     $117.68


ASSUMES AN INVESTMENT OF $100 ON JANUARY 31, 1991 IN TIFFANY & CO. COMMON STOCK AND EACH OF THE OTHER INDICES AND THE REINVESTMENT OF ANY SUBSEQUENT DIVIDENDS

TOTAL RETURNS ARE BASED ON MARKET CAPITALIZATION; INDICES ARE WEIGHTED AT THE BEGINNING OF EACH PERIOD FOR WHICH A RETURN IS INDICATED

PEER COMPANY GROUP: A.T. Cross Co.; Jostens, Inc.; Lazare Kaplan International Inc.; Little Switzerland, Inc.; The Neiman-Marcus Group, Inc.; Nordstrom, Inc.; Reeds Jewelers, Inc.; Sotheby's Holdings; Spiegel, Inc.; Town & Country Corporation; and Williams- Sonoma Inc.

ITEM II - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Upon the recommendation of its Audit Committee, the Board of Directors has appointed Coopers & Lybrand L.L.P. as independent accountants to examine the Company's consolidated financial statements for fiscal year 1996 and requests that the stockholders approve such appointment. The Board of Directors may review its selection if the appointment is not approved by the stockholders. Coopers & Lybrand L.L.P. (formerly, Coopers & Lybrand) has served as independent accountants of the Company since 1984.

A representative of Coopers & Lybrand L.L.P. will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

ITEM III - INCREASE IN NUMBER OF SHARES AVAILABLE FOR GRANT OF OPTIONS UNDER THE 1986 STOCK OPTION PLAN

On March 21, 1996, the Board of Directors adopted, subject to shareholder approval, an amendment to the Company's 1986 Stock Option Plan (the "Plan") increasing by 500,000 the aggregate number of shares of Common Stock which may be issued under such plan. The Board of Directors believes that this amendment is necessary to enable the Company to continue to use the Plan to attract, retain and motivate key employees of the Company and its subsidiaries. The following summarizes the basic terms of the Plan and the amendment thereto.

        Eligibility and Extent of Participation. Key employees including officers of the Company and any subsidiary thereof (including members of the Board of Directors who are key employees of the Company or any subsidiary thereof) are eligible to participate in the Plan. A minimum of one year's service after the date of grant of an option is required before any part of the option may be exercised.

        The key employees to whom options are to be granted and the extent of their participation are determined by the Stock Option Subcommittee (the "Subcommittee") based on the recommendations of the Chief Executive Officer of the Company. In making such determination, the Subcommittee may consider such factors as it may, in its discretion, deem relevant, including the nature of the services rendered by the employee, his or her current and potential contribution to the Company or its subsidiaries, and the extent of his or her current beneficial ownership of the Company's Common Stock. As of March 25, 1996, there were 463 employees participating in the Plan. The maximum number of shares of Common Stock as to which options may be granted under the Plan to any one eligible employee during a fiscal year is limited to 50,000.

        Administration. The Plan is administered by the Subcommittee. The Subcommittee is comprised of at least two directors, each of whom is an "outside director" for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. Subcommittee members are designated by the Board of Directors and may be removed at any time by the Board. Subject to the express terms and conditions of the Plan and the terms of options outstanding under the Plan, the Subcommittee has been granted full power to: (i) construe the Plan and the terms of any option granted under the Plan; (ii) prescribe, amend and rescind rules and regulations relating to the Plan or to such options; (iii) make all other determinations necessary or advisable for the administration of the Plan, including the power to determine which persons meet the eligibility requirements for selection as participants in the Plan, and to which of the eligible persons, if any, options shall be granted under the Plan; and (iv) establish the terms and conditions required or permitted to be included in option agreements.

        Shares Subject to the Plan. The total number of shares of Common Stock that may be issued upon the exercise of options granted under the Plan cannot exceed 2,709,000. If the proposed amendment is approved, an additional 500,000 shares of Common Stock will be available for issuance under the Plan. The following table summarizes the effect of the proposed amendment on the Plan.

                                                     Before the              After the
                                               Proposed Amendment (1)    Proposed Amendment
                                               ----------------------    ------------------
Total number of shares for which                     2,709,000                3,209,000
options have been and may in the
future be granted under the Plan

Total number of shares subject                       1,553,563                1,553,563
to unexercised options
outstanding under the Plan (2)

Total number of shares available                       114,203                  614,203
for issuance under the Plan

- ------------------------------------------

(1) As of March 25, 1996.

(2) Includes vested and unvested installments. See "Exercise of Options" below.

             ------------------------------------------------------

        Shares issued upon the exercise of options granted under the Plan may be authorized but unissued shares which have been reserved for this purpose or they may be shares that have been previously issued and reacquired by the Company. To the extent that any option granted under the Plan terminates, in whole or in part, without having been exercised, the number of shares with respect to which such option terminated will again be available for grant under the Plan.

        If the outstanding shares of Common Stock are increased or decreased, or are changed into or exchanged for a different number or kind or shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends and the like, appropriate adjustments shall be made in the number and/or type of shares or securities for which options may thereafter be granted under the Plan and for which options then outstanding under the Plan may thereafter be exercised. Any such adjustments in outstanding options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such options.

        Exercise Price. The exercise price per share of Common Stock under each option granted pursuant to the Plan is 100% of the fair market value per share of Common Stock on the date of grant. The fair market value per share of Common Stock is determined by the Subcommittee as follows: the simple arithmetic average of the high and low sales price per share of the Common Stock as reported in the New York Stock Exchange Composite Transactions Index for the date of the grant. However, the Subcommittee is authorized to select another standard reasonably representative of fair market value. On March 25, 1996, the market value of the Company's Common Stock, as determined in accordance with the foregoing formula, was $54.3125.

        Exercise of Options. Options granted under the Plan are exercisable in four equal installments, with the first installment becoming exercisable on the first anniversary of the grant date and the three remaining installments becoming exercisable on subsequent consecutive anniversaries of the grant date.

        Termination of Employment. If the employment of the holder of an option terminates by reason of his or her disability or retirement pursuant to the Company's retirement practice, his or her option may be exercised at any time within 12 months after the date of such termination but in no event later than the expiration date of the option. In the event of the death of an optionee while employed, the person or persons to whom his or her rights pass by will or the laws of descent and distribution may exercise the option within 12 months after his or her death but in no event later than the expiration date of the option. In all other cases of termination of employment, the option expires three months following termination of the optionee's employment but in no event later than the ordinary expiration date of the option. Notwithstanding the foregoing, no option may be exercised more than eleven years after the date of grant or after termination of the optionee's employment, except to the extent it was exercisable at the date of termination. For example, if only twenty-five percent of the aggregate number of shares for which the option has been granted may be purchased (i.e., exercised) on termination of the optionee's employment, only that twenty-five percent may be purchased (exercised) during the subsequent three month period (12 months, in the case of retirement, disability or death).

        Early Exercise, Termination, Assumption, Substitution and Acceleration of Options. Under the terms of option agreements entered into under the Plan, provision has been made for early exercise and termination of options in certain circumstances. In accordance with these provisions, upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company goes out of existence or becomes a subsidiary of another corporation, or upon the acquisition of substantially all of the property or more than eighty percent (80%) of the then outstanding stock of the Company by another corporation, the option shall terminate unless certain provisions are made for assumption or substitution of the option. If the option is to terminate in such a circumstance, the person entitled to exercise any unexercised portion or installment of the option shall have the right, in advance of such dissolution, liquidation, reorganization, merger, consolidation or acquisition, to exercise the option to the full extent not previously exercised, including any installments which have not then yet become exercisable through the passage of time. Termination of the option may be prevented if, prior to such dissolution, liquidation, reorganization, merger, consolidation or acquisition, the successor employer corporation, a parent or subsidiary thereof or of the Company agrees in writing to assume the option or to substitute for the option a new option for the stock of such successor, parent or subsidiary, with appropriate adjustments as to the number and kind of shares and prices. If such an agreement is made, the option will not terminate and may not be exercised except in accordance with the terms otherwise described in the Plan and the option agreements entered into under the Plan.

        In addition, upon the occurrence of a Change in Control of the Company (see "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" above), any time periods relating to the exercise of any stock option granted under the Plan will be accelerated so that such options, including any unmatured installments thereof, may be immediately exercised in full.

        In the case of an employee's termination of employment for the convenience of the Company, the Subcommittee may, in its discretion exercisable on a case by case basis, (i) extend either the date by which an option granted thereunder must be exercised following termination of employment, or, for the purposes of such an option only, the date on which employment will be deemed to have been terminated, but in no event to a date later than the expiration date of the option, and/or (ii) accelerate the vesting of option installments which have not become exercisable as of the date of such termination, but in no event to a date earlier than six months following the date of grant of the option.

        Payment of Exercise Price. The exercise price of an option must be paid in full on exercise of the option to the Company or, if authorized by the Subcommittee, by delivery of shares of the Common Stock in payment of such price. The Subcommittee has not authorized use of previously acquired shares in payment of the exercise price of any option. If authorized, such shares shall be valued at the fair market value of such shares on the date of option exercise. Shares, if any, received in payment of the exercise price of an option will not increase the number of shares available for issuance upon the exercise of options under the Plan.

        Non-Transferability of Options. Options are non-transferable otherwise than by will or the laws of descent and distribution and, during the participant's lifetime, are exercisable only by him or her. Options may not be assigned or subjected to any encumbrance, pledge or charge of any nature.

        Termination and Amendments. The Plan may be altered, terminated, amended or suspended by the Board of Directors of the Company, with or without the approval of the stockholders of the Company except that no such action shall be taken without the approval of the stockholders which would (A) materially increase the benefits accruing to participants under such plan, (B) materially increase the number of securities which may be issued under such plan or (C) materially modify the requirements as to eligibility for participation in such plan; provided, however, that no alteration, termination, amendment or suspension, whether by the Board of Directors acting alone, or with the consent of the stockholders, shall deprive any optionee, without his or her consent, of any options granted to the optionee pursuant to either Plan or of any of his or her rights under such option. Options under the Plan may not be granted after January 31, 2001.

        Federal Income Tax Consequences of Stock Options. The Company believes that under present law and regulations the federal income tax treatment of options granted under the Plan is generally as described below.

        An employee granted an option should not be subject to federal income tax upon the grant of the option and the Company should not be entitled to a tax deduction by reason of such grant.

        Upon the exercise of an option, the excess of the fair market value of the shares on the exercise date over the exercise price will be considered compensation taxable as ordinary income to the employee and subject to withholding. The Company may claim a tax deduction at the time and in the amount that taxable compensation is realized by the employee, subject to the limitations imposed by Section 162(m) of the Code, if applicable.

        In the event of a sale of shares received on exercise of an option, any appreciation or depreciation after the date on which taxable compensation is realized by the employee in respect of the option exercise should be taxed as a capital gain or loss. The capital gain or loss should be long-term rather than short-term if the shares were held for more than one year.

        As explained above in the Compensation Committee Report on Executive Compensation, under Section 162(m) of the Code, a publicly-held corporation's right to claim a tax deduction with respect to certain types of compensation provided to such corporation's chief executive officer and the other four employees whose compensation is required to be reported to its shareholders under the Securities Exchange Act of 1934 for any taxable year ("covered employees") may be subject to certain limitations. Such Section provides that no deduction shall be allowed for applicable employee remuneration with respect to any covered employee to the extent that the amount of such remuneration for the taxable year with respect to such employee exceeds $1,000,000. However, qualified performance-based compensation is not subject to such deduction limitation.

        The Company believes that options granted under the Plan and subject to
Section 162(m) currently meet the requirements of "qualified performance-based compensation." The Company further believes that, upon the approval of the amendment to the Plan by a majority of stockholders present, or represented, and entitled to vote at the Annual Meeting, options granted under the Plan in connection therewith will continue to be treated as "qualified performance-based compensation" under such Section.

The following table sets forth the total number of options granted under the Plan as of March 25, 1996 to the CEO and each of the four (4) highest paid executive officers of the Company (other than the CEO), to all current executive officers as a group and to all employees, including all current officers who are not executive officers, as a group. Outside directors are not eligible to participate in the Plan and so have not received any options thereunder. Amounts listed in the table represent the total number of shares of Common Stock available upon a complete exercise of all options granted under the Plan to the named individual or group, adjusted to reflect the Company's July 14, 1989 three-for-two stock split.

                                                           Total Number
        Name/Group                                      of Options Granted
        ----------                                      ------------------
        William R. Chaney (1)                                 180,000
          Chairman of the Board
          and CEO

        Michael J. Kowalski (1)                               105,000
          President

        James E. Quinn (1)                                     77,000
          Executive Vice President

        Jeanne B. Daniel                                       46,000
          Senior Vice President
            Merchandising

        John R. Loring                                         30,000
          Senior Vice President
            Design Director

        All executive officers as a group                     680,000

        All employees as a group                            2,488,200

- ------------------------------------------

(1)  Nominee for election as a director.

             ------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

ITEM IV - INCREASE IN NUMBER OF AUTHORIZED COMMON SHARES

The Board of Directors and management recommend that the stockholders consider and approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.01 par value, from 30,000,000 shares to 60,000,000 shares.

The text of the applicable provision of Article Fourth of the Restated Certificate of Incorporation reflecting the proposed amendment to increase the number of authorized shares reads as follows (current material that would be deleted is in brackets; proposed material for insertion is underlined):

        FOURTH: The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the Corporation shall have authority to issue is [Thirty-two Million (32,000,000)]
        Sixty-two Million (62,000,000); the total number of shares of Preferred Stock shall be Two Million (2,000,000) and each such share shall have a par value of $.01; and the total number of shares of Common Stock shall be [Thirty Million (30,000,000)] Sixty Million
        (60,000,000) and each such share shall have a par value of $.01.

Of the 30,000,000 shares of Common Stock which the Company is now authorized to issue, 16,157,179 were issued and outstanding at March 25, 1996. Of the 13,842,821 authorized but unissued shares of Common Stock at that date, 1,835,766 were reserved for issuance under the Company's various stock option plans and 892,857 were reserved for issuance under the Company's 6-3/8% Convertible Subordinated Debentures Due 2001.

The Board of Directors and management believe that it is desirable to have additional authorized shares of Common Stock available for issuance for possible future Common Stock splits, dividends payable in Common Stock, financing and acquisition transactions, dividend reinvestment plans, employee benefit plans and other general corporate purposes. Having such authorized shares available for issuance in the future would give the Company greater flexibility and allow shares of Common Stock to be issued without the expense and delay of a special stockholders meeting.

As of the date of this Proxy Statement, the Board of Directors neither has approved nor is contemplating any transaction which would require the issuance of shares of Common Stock in excess of the amount currently authorized, except as follows. In view of the recent market value of the Company's Common Stock, the Board of Directors will consider, if the proposed amendment is approved, a split of the Company's issued Common Stock (to be be effected by means of a dividend payable on such Common Stock in newly issued shares of Common Stock).

If the proposed amendment is adopted, the additional shares, when and if properly issued, would have the same voting and other rights as the Company's presently authorized and issued Common Stock. The holders of Common Stock do not have and will not have preemptive rights to subscribe for any additional stock of the Company which in the future may be approved for issuance. Accordingly, the rights of existing stockholders may (depending on the particular circumstances in which additional Common Stock is issued) be diluted by the issuance of additional Common Stock.

Holders of a majority of the issued and outstanding Common Stock must vote in favor of the proposed amendment to the Certificate of Incorporation in order for it to become effective. When and if the amendment becomes effective, shares of Common Stock will be available for issuance without further action by the stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's shares may then be listed. The Company will seek to register the issuance of the additional shares at such times and in such manner as may be required by the federal securities law and will make application to list the additional shares at such times and in such manner as may be required by the New York Stock Exchange and/or other exchanges on which the Company's Common Stock is then listed.

Authorized but unissued shares of Common Stock could be used to make more difficult a change in control of the Company. Under certain circumstances, the Board of Directors might be able to use such shares to oppose a takeover bid which they determine not to be in the best interests of the Company and its stockholders. Such shares could also be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company, or for sale to purchasers who might side with the Board of Directors in opposition to such a takeover. In addition, the Board of Directors could use such shares in connection with the Stockholder Rights Plan which was adopted by the Board of Directors in November 1988, a description of which was previously sent to all stockholders of the Company and which Plan is summarized in Note L to the Consolidated Financial Statements for the fiscal year ended January 31, 1996 which are included in the Annual Report mailed with this Proxy Statement. This amendment might have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of the Company's Common Stock, to acquire control of the Company with a view to imposing a merger, a sale of all or any part of the Company's assets, or a similar transaction, since the issuance of new shares of Common Stock could be used to dilute the stock ownership of such person or entity.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                                  OTHER MATTERS

Under the Company's By-laws, for business to be properly brought before any Annual Meeting by a stockholder, the stockholder must have given notice thereof in writing to the Secretary of the Company at 727 Fifth Avenue, New York, New York 10022, which written notice must be received by the Secretary not less than 60 days in advance of such meeting or, if later, the fifteenth day following the first public disclosure of the date of such meeting (by mailing of notice of the meeting or otherwise). A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (3) the class, series and number of shares of the Company that are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business. In addition, the stockholder making such proposal must promptly provide any other information reasonably requested by the Company.

Management of the Company is not aware of any matters that will be presented by a stockholder for action at the 1996 Annual Meeting. However, if any such matters properly come before the meeting, it is understood that the persons named in the enclosed form of proxy intend to vote in accordance with their judgment on such matters.

                      PROPOSALS FOR THE 1997 ANNUAL MEETING

Stockholders' proposals for the 1997 Annual Meeting of Stockholders must be received at the executive offices of the Company, 727 Fifth Avenue, New York, New York, 10022, addressed to the attention of Patrick B. Dorsey, Secretary, no later than December 10, 1996 in order to be considered in the Company's Proxy Statement for such meeting. It is currently contemplated that such meeting will be held on May 15, 1997.

                                  ANNUAL REPORT

The Annual Report to Stockholders of the Company for fiscal 1995, including financial statements, is being furnished simultaneously with this Proxy Statement to all stockholders of record as of the close of business on March 25, 1996, the record date for voting at the Annual Meeting.

                                   PROXY CARD

Please complete, sign and mail the enclosed proxy card in the return envelope provided so that your vote may be recorded.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Patrick B. Dorsey

Patrick B. Dorsey
Secretary

New York, New York
April 8, 1996

                                 TIFFANY & CO.
                            PROXY FOR ANNUAL MEETING

SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF TIFFANY & CO. ("THE COMPANY") TO BE HELD MAY 16, 1996 AT 10:00 A.M. NEW YORK TIME IN THE VERSAILLES ROOM OF THE ST. REGIS HOTEL, 2 EAST 55TH STREET AT FIFTH AVENUE, NEW YORK, NEW YORK. THE BOARD OF DIRECTORS RECOMMENDS:
A VOTE "FOR" ALL NOMINEES IN ITEM 1; "FOR" APPROVAL OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS IN ITEM 2; "FOR" APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1986 STOCK OPTION PLAN IN ITEM 3; AND "FOR" APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION IN ITEM 4.

SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" ITEMS 1, 2, 3 AND 4. IF ANY NOMINEE NAMED ON THE REVERSE SIDE OF THIS CARD IS UNABLE TO SERVE AS A DIRECTOR, THE BOARD OF DIRECTORS MAY NOMINATE ANOTHER PERSON OR PERSONS IN SUBSTITUTION FOR SUCH NOMINEE AND THE PROXIES NAMED BELOW WILL VOTE FOR THE PERSON OR PERSONS SO NOMINATED OR FOR SUCH LESSER NUMBER OF DIRECTORS AS MAY BE PRESCRIBED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints W.R. CHANEY, J.N. FERNANDEZ, and P.B. DORSEY, and each of them, proxies, with full power of substitution, to act for the undersigned, and to vote all shares of Common Stock represented by this proxy which the undersigned may be entitled to vote, at the 1996 Annual Meeting of Stockholders (and any adjournment thereof) as directed and permitted on the reverse side of this card and, in their judgment, on such matters as may be incident to the conduct of or may properly come before the meeting.

                                   IMPORTANT

         THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE MARK, SIGN
               AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.

- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

The Board of Directors recommends a vote FOR all nominees in Item 1, FOR approval of the appointment         Please mark     | X |
of Coopers & Lybrand L.L.P. as independent accountants in Item 2, FOR approval of an amendment to the       your votes as
Company's 1996 Stock Option Plan in Item 3, and FOR approval of an amendment to the Corporation's            indicated in
Restated Certificate of Incorporation in Item 4. Shares represented by this proxy will be so voted           this example
unless otherwise indicated, in which case they will be voted as marked.

Item 1: Election of the following nominees   FOR  AGAINST  ABSTAIN    Item 3. Approval of the appointment of   FOR  AGAINST  ABSTAIN
        as Directors: William R. Chaney,                                      Coopers & Lybrand L.L.P. as
        Jane Dudley, Samuel L. Hayes III,    | |    | |      | |              independent accountants of the   | |    |  |     | |
        Michael J. Kowalski, Charles K.                                       Company's fiscal 1996 financial
        Marquis, James E. Quinn, Yoshiaki                                     statements.
        Sakakura, William A. Shutzer and
        Geraldine Stutz.                                              Item 4: Approval of an amendment to the  FOR  AGAINST  ABSTAIN
                                                                              Company's Restated Certificate
WITHHELD FOR (write in the nominee's name in the space provided below):       of Incorporation to increase     | |    | |     | |
                                                                              from 30,000,000 to 60,000,000
______________________________________________________________________        the number of shares of Common
                                                                              Stock, $.01 par value, which
Item 2: Approval of an amendment to the       FOR  AGAINST  ABSTAIN           the Company is authorized to
        Company's 1986 Stock Option Plan                                      issue.
        to increase by 500,000 the number     | |    | |      | |
        of shares of the Company's                                                                         I will attend the  | |
        Common Stock available for                                                                         Annual Meeting
        issuance under that Plan.

                                                                         NOTE: Please date and sign exactly as name appears printed above. When shares are held by joint owners, all should
                                                                         sign. When signing as fiduciary (e.g., attorney,
                                                                         executor, administrator, conservator, trustee or
                                                                         guardian), please give title. If a corporation or
                                                                         partnership, please sign in corporate or partnership
                                                                         name by an authorized person.

                                                                              THIS PROXY IS CONTINUED ON THE REVERSE SIDE.



Signature ____________________________________________ Signature_____________________________________________ Date ________________

                            - FOLD AND DETACH HERE -

TIFFANY & CO.
727 Fifth Avenue
New York, N.Y. 10022

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                             THURSDAY, MAY 16, 1996

The Annual Meeting of Stockholders of Tiffany & Co. (the "Company") will be held in the Versailles Room of the St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York on Thursday, May 16, 1996 at 10:00 a.m. New York time to consider and take action on the following:

1. Election of nine (9) Directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified;

2. Approval of the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company's fiscal 1996 financial statements;

3. Approval of an amendment to the Company's 1986 Stock Option Plan to increase by 500,000 the number of shares of the Company's Common Stock available for issuance under that Plan; and

4. Approval of an amendment to the Company's Restated Certificate of Incorporation to increase from 30,000,000 to 60,000,000 the number of shares of Common Stock, $.01 par value, which the Company is authorized to issue.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 25, 1996 will be entitled to notice of and to vote at the meeting or any adjournments thereof. The transfer books will not be closed.

A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of the Company, 727 Fifth Avenue, New York, New York commencing on May 3, 1996 during ordinary business hours.

BY ORDER OF THE BOARD OF DIRECTORS

Patrick B. Dorsey
Secretary
New York, New York
April 8, 1996

YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.